FOR IMMEDIATE RELEASE

Contact:	Thomas C. Elliott
Senior Vice President
Resource America, Inc.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
(215)546-5005
(215)546-4785 (facsimile)

RESOURCE CAPITAL CORP. FILES REGISTRATION STATEMENT
FOR INITIAL PUBLIC OFFERING OF ITS COMMON STOCK

Philadelphia, PA - July 11, 2005 - Resource Capital Corp. ("RCC")announced today that it has filed a Registration Statement with the Securities and Exchange Commission for the initial public offering of $287.5 million of its common stock. RCC expects that a substantial majority of the stock to be offered will be newly issued stock and that the balance will be the stock of selling stockholders. RCC intends to elect and qualify to be treated as a real estate investment trust, or REIT, for federal income tax purposes. It intends to invest in a combination of real estate-related assets and, to a lesser extent, commercial finance assets. RCC’s investments will target the following asset classes: commercial mortgage-backed and residential mortgage-backed securities, B notes, mezzanine debt related to commercial real estate, syndicated bank loans, other asset-backed securities, equipment leases, trust preferred securities and private equity investments. RCC’s ability to execute its multi-asset class strategy will be subject to limitations imposed by REIT qualification standards and requirements for exclusion from regulation under the Investment Company Act. RCC began operations in March 2005.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus for the offering, when available, may be obtained from Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, NY 10010; Friedman, Billings, Ramsey and Co., Inc., 1001 Nineteenth Street North, Arlington, VA 22209; Citigroup Global Markets, Inc., 388 Greenwich Street, New York, NY, 10013; or J.P. Morgan Securities Inc., 277 Park Avenue, New York, NY 10172.